WASTECO LONGO AGREEMENT
                      RE EXCHANGE OF COMPOST PREFERRED AND
                           COMMON STOCK FOR EPIC STOCK

         AGREEMENT dated as of November 3, 1997 between WASTECO VENTURES LIMITED, a corporation organized under the laws of the British Virgin Islands ("Wasteco") and ROBERT J. LONGO, an individual ("Longo").

         WHEREAS, pursuant to certain Stock Purchase Agreement between Compost America Holding Company, Inc. (the "Company") and Wasteco dated November 3, 1997, Wasteco has acquired Series A and C Preferred Stock ("Preferred Stock") of the Company as well as certain other securities and rights; and

         WHEREAS, as a result of holding such Preferred Stock, the holders acting together have the right (the "Right") under specified circumstances to obtain all of the stock of Longo; and

         WHEREAS, Longo and Wasteco wish to record their agreement as to how they will act together with respect to the Right; and

         NOW, THEREFORE, in consideration of mutual and dependent promises set forth in this Agreement, Wasteco and Longo agree as follows:

         Section 1. In the event that Wasteco desires to exercise the Right, Longo shall join in the exercise of the Right and shall tender all of his shares of Preferred and Common Stock of Longo acquired on the date of this Agreement.

         Section 2. Longo shall not exercise the Right, nor shall Wasteco be obligated to tender its shares except upon its own exercise of the Right.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in their individual capacity or caused it to be duly executed by their respective authorized signatories thereunto duly authorized as of the day and year first above written.

                              WASTECO VENTURES LIMITED


                              By:  /s/ John T. Shea
                                 ----------------------------------------
                                   Title:

                                   /s/ Robert J. Longo
                                 ----------------------------------------
                                   Robert J. Longo